090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20190169433-08
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 04/15/2019 2:03 PM
	Entity Number C17325-2003

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Melt Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article I Name: The name of the corporation shall be Guozi Zhongyu Capital Holdings Company (hereinafter, the "Corporation").

Article III Section 5: Effective as of 4:30 p.m. Pacific Standard Time on April 19, 2019 (the "Effective Time"), each ten common shares of the Corporation's authorized shares and all shares issued and outstanding, including treasury shares, at the Effective Time, without any action on the part of the holder thereof, shall automatically be converted into one common share (the "Reverse Split"). No fractional shares will be issued and any fractional share created by the Reverse Split shall be rounded up to the next highest whole number of shares. The par value of the Corporation's authorized common shares shall be increased to $0.0001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 99%

4. Effective date and time of filing: (optional) Date: April 19 Time: 4:30 p.m.
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X 陈 [signature]
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Certificate of Amendment
Of Articles of Incorporation of
Melt Inc.
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

Melt Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Nevada Revised Statutes (the "NRS"), does hereby certify that:

1. The Board of Directors of the Corporation duly adopted resolutions setting forth amendments to the Corporation's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), by unanimous written consent in lieu of a meeting and by consent of owner of a majority of the outstanding shares of common stock of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Articles of Incorporation of this corporation be amended by changing the Article I, so that, as amended, said Article shall be and read as follows:

"The name of the Corporation shall be Guozi Zhongyu Capital Holdings Company (hereinafter, the "Corporation")."

RESOLVED, that the Articles of Incorporation of this Corporation be amended by inserting the following paragraph at the end of Article III, so that, as amended, said Article shall be and read as follows:

"Section 5. Effective as of 4:30 p.m. Easter Standard Time on April 19, 2019 (the "Effective Time"), each ten common shares of the Corporation's authorized shares and all shares issued and outstanding, including treasury shares, at the Effective Time, without any action on the part of the holder thereof, shall automatically be converted into one common share (the "Reverse Split"). No fractional shares will be issued and any fractional share created by the Reverse Split shall be rounded up to the next highest whole number of shares. The par value of the Corporation's authorized common shares shall be increased to $0.0001 per share."

2. That this Certificate of Amendment was duly adopted in accordance with the provision of NRS 78.385 and 78.390.

3. This Certificate of Amendment shall become effective on April 19, 2019.

Executed on April 16, 2019.

Melt Inc.

By: /s/ 陈龙
Long Chen
Chief Executive Officer

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

GUOZI ZHONGYU CAPITAL HOLDINGS COMPANY

Nevada Business Identification # NV20031407035

Expiration Date: July 31, 2019

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on April 18, 2019

Barbara K. Cegavske
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law cannot be waived.